Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Keri P. Mattox, Pure Communications
(215) 791-0105
EPIX Pharmaceuticals Announces
Fourth Quarter and Year-End 2007 Results
EPIX Building On Positive Data; Key Clinical Milestones Expected in 2008
Conference Call to be Held Today at 10:00 a.m. EST
LEXINGTON, Mass — February 20, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) today reported consolidated financial results for the quarter and the year ended December 31, 2007.
“We are encouraged by the notable clinical progress made at EPIX during 2007. Our achievements have built a strong foundation for our clinical pipeline and corporate partnerships,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX. “As we begin 2008, EPIX is looking forward to a number of potentially significant clinical and corporate milestones, including Phase 2b data from our study of PRX-00023 in major depression to be announced early this year, the initiation of Phase 2b trials in Alzheimer’s disease and pulmonary hypertension with chronic obstructive pulmonary disease and the resubmission of the New Drug Application for Vasovist™ to the FDA. We continue to advance our pipeline and expect the resulting flow of data will drive EPIX growth in the coming year.”
2007 Highlights: Compelling Data and Significant Milestones
The past year marked the achievement of several key clinical advances and milestones:
•	Compelling Phase 2a Data in Alzheimer’s Disease for PRX-03140 — statistically-significant improvements seen in the Alzheimer’s Disease Assessment Scale-cognitive subscale (ADAS-cog) after only two weeks
•	Positive Phase 2a Data for PRX-08066, a first-in-class 5-HT2B antagonist in PH associated with COPD — statistically significant reductions in systolic pulmonary artery pressure (SPAP) in patients with Pulmonary Hypertension (PH) associated with Chronic Obstructive Pulmonary Disease (COPD)

•	Positive Phase 1b Data for PRX-07034 in Obesity and Cognitive Impairment — met the primary safety and tolerability endpoints with statistically significant results in obesity and cognitive function

•	Milestone Achievements with GlaxoSmithKline — reached initial milestones in the first and second of three discovery stage programs

•	Milestone Achievements with Cystic Fibrosis Foundation Therapeutics (CFFT) — reached the third and fourth milestones of recently-expanded collaboration with CFFT
Financial Results
Net loss for the year ended December 31, 2007 was $62.8 million, or $1.85 per share, versus $157.4 million, or $7.57 per share, for the year ended December 31, 2006. The decrease in the net loss was primarily due to a non-recurring charge of $123.5 million recorded for in-process research and development relating to the acquisition of Predix Pharmaceuticals Holdings, Inc. in the third quarter of 2006.
Total revenues for the year ended December 31, 2007 were $15.0 million, compared to $6.0 million for 2006. The increase in revenue was primarily due to milestones achieved and reimbursed research costs under EPIX’s collaboration agreements with GlaxoSmithKline and Cystic Fibrosis Foundation Therapeutics.
Research and development expenses totaled $57.5 million for the year ended December 31, 2007, compared to $26.3 million for 2006. The increase in research and development expenses was primarily attributable to expenses associated with the company’s five ongoing clinical development programs, as well as preclinical programs and internal costs, which began after the acquisition of Predix was completed on August 16, 2006.
General and administrative expense was $20.1 million for the year ended December 31, 2007 compared to $12.3 million for 2006. The increase in general and administrative expense was primarily due to non-recurring legal and accounting costs associated with the company’s investigation of its historical stock option practices that was completed in the first quarter of 2007, as well as costs associated with the increase in personnel and infrastructure relating to the Predix acquisition. Additionally, EPIX incurred greater legal expenses, including for patent-related matters, due to the increased complexity of the post-merger company.
As of December 31, 2007, EPIX had cash, cash equivalents and short-term investments of $61.1 million compared to $109.5 million on December 31, 2006. EPIX currently has $100.0 million of convertible debt outstanding. Approximately 41.4 million shares of common stock were outstanding at December 31, 2007.
Full Year 2008 Financial Guidance
EPIX currently expects to realize a net loss in the range of $45 to $50 million with revenue in the range of $25 to $30 million for fiscal 2008. Revenue in 2008 is expected to relate primarily to reimbursed research and development costs and milestone achievements under our existing strategic partnership agreements. Management currently estimates that cash, cash equivalents and marketable securities on hand as of December 31, 2007, together with anticipated revenue to be earned in 2008, will be sufficient to fund operations through the first quarter of 2009.

2008 Milestones
Phase 2b Clinical Trial Data for PRX-00023 in Major Depressive Disorder
EPIX expects to announce the findings of its double-blind, randomized, placebo-controlled clinical trial of its 5-HT1A agonist PRX-00023 in major depressive disorder (MDD) late in the first quarter of 2008. Enrollment of 362 MDD patients into the trial was completed in October 2007. The trial’s primary endpoint is the change from baseline in Montgomery-Asberg Depression Rating Scale (MADRS) compared to placebo at week 8, with secondary endpoints of Hamilton Anxiety Score (HAM-A), Clinical Global Impressions Improvement Scale (CGI-I) and Clinical Global Severity of Illness Scale (CGI-S). EPIX’s previous Phase 3 trial of PRX-00023 in generalized anxiety disorder demonstrated statistically significant results on its pre-specified secondary endpoint in depression, as measured by the MADRS.
Initiation of Phase 2b Right-Heart Catheterization Study of PRX-08066
Following on the statistically significant 40% reduction in systolic pulmonary artery pressure (SPAP) seen in EPIX’s Phase 2a clinical trial of its highly selective 5-HT2B antagonist PRX-08066 in patients with pulmonary hypertension (PH) associated with chronic obstructive pulmonary disease (COPD), EPIX expects to initiate a Phase 2b right-heart catheter study in the first quarter of 2008. PRX-08066 is a first-in-class 5-HT2B antagonist and COPD is one of the fastest growing diseases globally, estimated to be the third leading cause of mortality worldwide within 10 years. PH is estimated to be present in approximately 20% of COPD patients.
Initiation of Phase 2b Clinical Trial of PRX-03140 in Alzheimer’s Disease
EPIX is working with strategic partner GlaxoSmithKline to design the company’s Phase 2b clinical program for PRX-03140 in Alzheimer’s disease. This is following the compelling results of EPIX’s Phase 2a clinical trial, where PRX-03140 as monotherapy demonstrated statistically significant improvements in the Alzheimer’s Disease Assessment Scale-cognitive subscale (ADAS-cog) and appeared to be well-tolerated both as monotherapy and in combination with Aricept®. Based upon requests from patients, caregivers and investigators, EPIX has extended dosing for several patients in the Phase 2a trial, including one patient who has completed an additional three months on drug. The Phase 2b proof-of-concept clinical program will be initiated in the first half of 2008 in a larger patient population. It is estimated that more than five million people in U.S. are living with Alzheimer’s disease and that this number will continue to grow as the population ages.
Completion of Phase 3 Data Re-read and NDA Re-submission
In January 2008, EPIX announced that it reached agreement with the U.S. Food and Drug Administration (FDA) on its proposal for the re-read of images of its novel blood pool magnetic resonance angiographic (MRA) agent, Vasovist (gadofosveset trisodium). EPIX received written notification from the FDA confirming that the jointly agreed-upon protocol design and statistical analysis plan adequately address the objectives necessary to support the resubmission of the New Drug Application (NDA) for Vasovist. EPIX has initiated the re-read of images obtained in prior Phase 3 studies and expects to complete the re-read and resubmit its findings to the FDA in mid-2008. Once resubmitted to the FDA, the agency will have up to 180 days to review. Vasovist has been approved for marketing in 33 countries outside of the U.S.

Clinical Development Strategy Update for PRX-07034 and Initiation of TURNS Trial
EPIX has decided to move the development of PRX-07034, its 5-HT6 antagonist, forward in cognitive impairment based upon the program’s statistically significant Phase 1b results and compelling safety profile in this indication. In October 2007, EPIX announced that it had been selected by the Treatment Units for Research on Neurocognition and Schizophrenia (TURNS), a project of the U.S. National Institute of Mental Health, for a future clinical trial to be conducted in conjunction with TURNS. TURNS assesses and selects those compounds it feels are important to the study and treatment of neurocognitive disorders and schizophrenia. EPIX is working with TURNS to develop a trial protocol and timeline, with a collaborative Phase 2a study expected to start in the first half of 2008. EPIX will be working on backup compounds for use in other indications.
Advancement of Clinical Development Team
EPIX has promoted two members of its drug discovery and development team — Sharon Shacham, Ph.D. and Yael Marantz, Ph.D. Dr. Shacham has assumed the role of senior vice president of drug development, in which she will lead all drug development activities for the company. In her new role of vice president of computational drug discovery, Dr. Marantz will lead the computational drug discovery team at EPIX, which is responsible for the identification of all of company’s early discovery product candidates.
Scheduled Upcoming Investor Events
•	28th Annual Cowen Health Care Conference, Boston, March 20, 2008

•	The Neurotech Industry Investing and Partnering Conference 2008, Boston, May 8-9, 2008

•	33rd Annual Deutsche Bank Health Care Conference, Boston, May 5-7, 2008
Conference Call
EPIX will hold a live webcast of its year-end conference call at 10:00 a.m. (EST) today, Wednesday, February 20, 2008. The live webcast can be accessed by visiting the investor relations section of the EPIX website at http://investor.epixpharma.com. The call also can be accessed by dialing 1-866-831-6243 (domestic) or 1-617-213-8855 (international) five minutes prior to the start time and providing the passcode 29059781. A replay of the call will be available on the EPIX website approximately two hours after completion of the call and will be archived for two weeks.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.

This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance, regulatory, clinical and business strategies, the progress of our clinical development program and timing of the results of our clinical trials, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products, particularly EP-2104R; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenues	$5,909	$1,637	$14,960	$6,041

Operating expenses:
Research and development	14,315	11,373	57,527	26,255
In-process research and development	—	—	—	123,500
General and administrative	3,400	4,911	20,052	12,258
Royalties	255	959	595	1,063
Restructuring	—	—	350	633

Total operating expenses	17,970	17,243	78,524	163,709

Operating loss	(12,061)	(15,606)	(63,564)	(157,668)
Other income (expense), net	(244)	(987)	833	420
Provision for income taxes	—	26	58	145

Net loss	$(12,305)	$(16,619)	$(62,789)	$(157,393)

Net loss per share (basic and diluted)	$(0.33)	$(0.56)	$(1.85)	$(7.57)

Weighted average number of shares outstanding, basic and diluted	37,686	29,918	33,936	20,789

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006

Cash, cash equivalents and marketable securities	$61,077	$109,543
Total assets	78,075	125,027
Convertible debt	100,000	100,000
Total liabilities	139,367	157,049
Stockholders’ deficit	(61,292)	(32,021)